                                       EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------
                                           2003         2002         2001         2000

Net income                                9,639        5,398        8,556        6,625

Fixed Charges
   Interest Expense*                        258          250          176            9
   Interest Factor of Rent Expense           83           67           63          -
                                          -----        -----        -----        -----
          Fixed Charges                     341          317          239            9
                                          =====        =====        =====        =====
          Earnings                        9,980        5,715        8,794        6,633
                                          -----        -----        -----        -----

Ratio of Earnings to fixed charges         29.2         18.0         36.9        753.8

* INCLUDES AMORTIZATION OF DEFERRED FINANCING COSTS